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                                  EXHIBIT 23.1

                        Independent Accountants' Consent


The Board of Directors and Stockholders
AXS-One Inc.:

We consent to the use of our report dated January 29, 2001, except as to note 3, which is as of March 16, 2001, on the consolidated financial statements of AXS-One Inc. and subsidiaries as of December 31, 1999 and 2000 and for each of the years in the three-year period ended December 31, 2000, and our report dated January 29, 2001 on the related consolidated financial statement schedule of AXS-One Inc. and subsidiaries for each of the years in the three-year period ended December 31, 2000, which reports appear in the December 31, 2000 Annual Report on Form 10-K of AXS-One Inc., incorporated herein by reference.


/s/ KPMG LLP


Short Hills, New Jersey
October 23, 2001